UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to SECTION 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006

Coastal Bancshares Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-51155	20-1191778
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9821 Katy Freeway, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 827-2104

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

$50,000 Loan from Coastal Acquisition, LLC

On August 4, 2006, Coastal Bancshares Acquisition Corp., a Delaware corporation (the “Company”) entered into a promissory note in the amount of $50,000 with Coastal Acquisition, LLC, a Texas limited liability company and affiliate of Messrs. Cary M. Grossman, W. Donald Brunson and Jeffrey Sangalis. The loan is unsecured and bears interest at the rate of 12% and matures on the earlier of the closing of the Merger (as defined below) or October 27, 2006.

Employment Agreement

On August 8, 2006, in connection with that certain Agreement and Plan of Merger, dated April 5, 2006, by and among the Company, its wholly-owned subsidiary Coastal Merger Corp., a Texas corporation (“Merger Sub”), and Intercontinental Bank Shares Corporation, a Texas corporation (“Intercontinental”), pursuant to which Merger Sub will merge with and into Intercontinental in a cash-for-stock transaction (the “Merger”), the Company entered into an employment agreement with Mr. Cary M. Grossman. Pursuant to the terms of the employment agreement, Mr. Grossman will be employed for a term of three years as the Chairman of the Board of Directors and the Chief Executive Officer of the Company, beginning on the date on which the Merger is consummated. Mr. Grossman will receive an annual salary of $225,000 and will be eligible for a cash bonus of up to fifty percent (50%) of his base salary. Upon consummation of the Merger, Mr. Grossman will receive a grant of options to purchase 75,000 shares of Coastal common stock (which will vest ratably over a three-year period).

First Amendment to Agreement and Plan of Merger

On August 8, 2006, the Company entered into a First Amendment to the Agreement and Plan of Merger (the “First Amendment”) by and among the Company, Merger Sub and Intercontinental. Pursuant to the terms of the First Amendment, the deadline for consummation of the Merger was extended from October 5, 2006 to October 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL BANCSHARES ACQUISITION CORP.

Dated: August 9, 2006	By:	/s/ Cary M. Grossman
Cary M. Grossman Chief Executive Officer